EXHIBIT 10.2

HENNESSEY FINANCIAL, LLC AND SUBSIDIARIES

St. Paul, Minnesota

December 31, 2005 and 2004

CONSOLIDATED FINANCIAL STATEMENTS

Including Independent Auditors’ Report

HENNESSEY FINANCIAL, LLC AND SUBSIDIARIES

[VIRCHOW KRAUSE & COMPANY LOGO]

INDEPENDENT AUDITORS’ REPORT

To the Members
Hennessey Financial, LLC
St. Paul, Minnesota

We have audited the accompanying consolidated balance sheets of Hennessey Financial, LLC (a Minnesota limited liability company) and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, members’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As more fully described in Note 12 to the consolidated financial statements, the accounts of variable interest entities for which the Company is the primary beneficiary have not been consolidated into the Company.  In our opinion, the Company’s consolidated financial statements should include the accounts of these variable interest entities to conform with accounting principles generally accepted in the United States of America.

In our opinion, except for the effects on the 2005 consolidated financial statements of the matter discussed in the preceding paragraph, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Hennessey Financial, LLC and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Virchow & Krause & Company, LLP

Minneapolis, Minnesota
January 21, 2006
(except for Notes 6 and 12, as
to which the date is July 21, 2006)

HENNESSEY FINANCIAL, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
ASSETS
Cash	$153,618	$91,625
Finance receivables	41,965,919	21,231,059
Accrued interest receivable - related parties	6,475,415	1,091,066
Investment subscriptions receivable	287,094	—
Prepaid expenses	7,340	—
Due from affiliate	399,130	236,699
Property and equipment, net	2,023	3,916
Debt issuance costs, net	448,112	222,516
Other asset	—	25,000

TOTAL ASSETS	$49,738,651	$22,901,881

LIABILITIES AND MEMBERS’ EQUITY
LIABILITIES
Line of credit - bank	$700,000	$—
Notes payable	40,755,775	17,421,416
Interest payable	1,100,216	578,981
Accrued payroll and related taxes	154,639	4,554
Accounts payable	58,484	82,829
Capital lease obligation	787	2,270
Deferred fee income	59,398	78,540
Total Liabilities	42,829,299	18,168,590

MEMBERS’ EQUITY
Membership units:
Class A	1,942,717	1,167,717
Class B	—	200,246
Class C	1,090,960	2,090,960
Capital contribution receivable	(630)	(630)
Retained earnings	3,876,305	1,274,998
Total Members’ Equity	6,909,352	4,733,291

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$49,738,651	$22,901,881

See accompanying notes to consolidated financial statements.

HENNESSEY FINANCIAL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2005 and 2004

	2005	2004
REVENUES
Interest income	$7,901,232	$3,007,608
Loan origination and servicing income	617,593	216,573
Loan premium income	287,132	—
Total Revenues	8,805,957	3,224,181
Interest expense	4,631,873	1,574,020
Net Revenues	4,174,084	1,650,161

EXPENSES
Salaries and related expenses	629,437	205,488
Operating expenses	813,398	454,219
Total Expenses	1,442,835	659,707
NET INCOME	$2,731,249	$990,454

See accompanying notes to consolidated financial statements.

HENNESSEY FINANCIAL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
Years Ended December 31, 2005 and 2004

					Capital		Total
	Membership Units				Contribution	Retained	Members’
	Class A	Class B	Class C	Class D	Receivable	Earnings	Equity
BALANCES, December 31, 2003	$30,000	$369,977	$2,090,960	$—	$(630)	$405,177	$2,895,484
Net income	—	—	—	—	—	990,454	990,454
Reclassification of Class B membership units to Class D membership units	—	(169,731)	—	169,731	—	—	—
Redemption of Class D membership units	—	—	—	(169,731)	—	(120,633)	(290,364)
Issuance of Class A membership units	1,192,636	—	—	—	—	—	1,192,636
Distributions to member	(54,919)	—	—	—	—	—	(54,919)
BALANCES, December 31, 2004	1,167,717	200,246	2,090,960	—	(630)	1,274,998	4,733,291
Net income	—	—	—	—	—	2,731,249	2,731,249
Reclassification of Class C membership units to Class A membership units	1,000,000	—	(1,000,000)	—	—	—	—
Redemption of Class B membership units	—	(200,246)	—	—	—	(129,942)	(330,188)
Contribution from member	135,000	—	—	—	—	—	135,000
Distributions to member	(360,000)	—	—	—	—	—	(360,000)
BALANCES, December 31, 2005	$1,942,717	$—	$1,090,960	$—	$(630)	$3,876,305	$6,909,352

See accompanying notes to consolidated financial statements.

HENNESSEY FINANCIAL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,731,249	$990,454
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	297,969	74,909
Changes in operating assets and liabilities:
Accrued interest receivable - related parties	(5,384,349)	(353,580)
Prepaid expenses	(7,340)	—
Due from affiliate	(162,431)	(236,699)
Due from member	—	4,819
Other asset	25,000	(25,000)
Interest payable	521,235	(3,353)
Accrued payroll and related taxes	150,085	80,443
Accounts payable	(24,345)	341,491
Deferred fee income	(19,142)	29,752
Net Cash Flows from Operating Activities	(1,872,069)	903,236

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in finance receivables	(20,734,860)	(10,765,397)
Purchase of property and equipment	—	(582)
Net Cash Flows from Investing Activities	(20,734,860)	(10,765,979)

CASH FLOWS FROM FINANCING ACTIVITIES
Net advances on line of credit - bank	700,000	—
Payments for debt issuance costs	(521,672)	(179,406)
Proceeds from notes payable	25,817,260	9,261,695
Payments on notes payable	(2,769,995)	(549,497)
Payments on capital lease obligation	(1,483)	(1,370)
Redemption of Class B membership units	(330,188)	—
Proceeds from issuance of Class A membership units	—	1,192,636
Contribution from member	135,000	—
Distributions to member	(360,000)	(54,919)
Net Cash Flows from Financing Activities	22,668,922	9,669,139

Net Change in Cash	61,993	(193,604)

CASH - Beginning of Year	91,625	285,229

CASH - END OF YEAR	$153,618	$91,625

Supplemental cash flow disclosures:
Cash paid for interest	$4,110,638	$1,232,529

Noncash investing and financing activities:
Issuance of note payable for redemption of Class D membership units	$—	$290,364
Note payable issued for investment subscriptions receivable	$287,094	$—

See accompanying notes to consolidated financial statements.

HENNESSEY FINANCIAL, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 1 - Summary of Significant Accounting Policies

Nature of Operations

Hennessey Financial, LLC provides secured mezzanine financing to companies engaged in residential building construction, land development, commercial real estate investments, and other business ventures throughout the central United States. The members of the LLC have limited liability for the obligations or debts of the Company.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the parent company, Hennessey Financial, LLC (the Company) and its wholly-owned subsidiaries, Hennessey Financial Note Holdings, LLC (formed November 2004 for the purposes of originating loans and managing loan portfolios) and Hennessey Funding, LLC (formed in March 2005 to provide mezzanine financing for certain land development projects).  All significant intercompany transactions and balances have been eliminated in the presentation of the consolidated financial statements.

Concentration of Credit Risk

The Company maintains all of its cash balances with a high quality financial institution. Balances, at times, may exceed federally insured limits.

Finance Receivables

Finance receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal and accrued loan fee balances reduced by any chargeoff or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.  The Company requires a security interest be granted in real estate to secure the finance receivables.  Interest on loans is recognized over the term of the loan and is calculated using the compounded interest or simple interest methods on principal amounts outstanding.  Accrual of interest income is suspended when collateral is acquired through foreclosure or other proceedings. The typical term for loans is one to five years, however, certain loans are subject to an annual renewal clause. Loan origination and extension fees are recognized as income during the loan term and unpaid loan fees accrue interest.

Allowance for loan losses is increased by charges to expense and decreased by chargeoffs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions. Management has determined all loans are collectible and therefore did not record an allowance at December 31, 2005 and 2004.

Property, Equipment and Depreciation

Property and equipment are recorded at cost.  Depreciation is provided for using straight-line and accelerated methods over periods ranging from four to seven years. Maintenance, repairs and minor renewals are expensed when incurred.

Debt Issuance Costs

Costs incurred in connection with obtaining financing are deferred and amortized over the term of the related financing agreement using the straight-line method, which approximates the interest method. Total costs were $770,652 and $307,101 and accumulated amortization was $322,540 and $84,585 at December 31, 2005 and 2004. Amortization of debt issuance costs was $296,076 and $72,953 for the years ended December 31, 2005 and 2004. The weighted average life of these costs is approximately 2.3 years.

Future estimated amortization expense is as follows for the years ending December 31:

2006	$273,576
2007	152,605
2008	21,931
Total	$448,112

Advertising

Advertising costs are expensed as incurred.  Advertising expense was $7,116 and $7,221 for the years ended December 31, 2005 and 2004.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes.  As such, the Company’s income, losses, and credits are included in the income tax returns of its members. Therefore, these consolidated financial statements do not include any provision or liability for income taxes.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the prior year consolidated financial statements have been reclassified for comparative purposes to conform with the presentation in the current year consolidated financial statements. These reclassifications had no effect on net income or total members’ equity.

NOTE 2 - Finance Receivables

Finance receivables consisted of the following at December 31:

	2005	2004

Finance receivables - related parties	$41,661,339	$21,211,059
Finance receivables	304,580	20,000
Total Finance Receivables	$41,965,919	$21,231,059

Finance receivables - related parties are loans to entities related by common ownership with the majority member of the Company. Interest rates range from 18% to 25% at December 31, 2005 and 18% to 20% at December 31, 2004. These loans are secured by real estate and certain loans are personally guaranteed by a member and/or former member of the Company. Interest and fee income from these entities was $8,454,751 and $3,213,573 for the years ended December 31, 2005 and 2004.

NOTE 3 - Property and Equipment, Net

Property and equipment consisted of the following at December 31:

	2005	2004

Artwork	$3,212	$3,212
Computer equipment	6,082	6,082
Total Property and Equipment	9,294	9,294
Less: accumulated depreciation and amortization	(7,271)	(5,378)
Property and Equipment, Net	$2,023	$3,916

Depreciation and amortization expense was $1,893 and $1,956 for the years ended December 31, 2005  and 2004.

NOTE 4 - Related Party Transactions

In 2005, the Company sold four loans in their entirety and one partial loan with a total value of $4,641,496 to the Hennessey Financial Monthly Income Fund, LP (HFMIF).  Hennessey Financial, LLC acts as the Servicer and Placement Agent for these transactions.  The Loan Purchase and Servicing Agreement provides that HFMIF has the option to have the Company exchange loans of equal value in the event of default. Total loan premium income earned on these transactions was $287,132 for the year ended December 31, 2005.

In 2004, the Company entered into an office space lease from an entity related by common ownership.  The lease requires monthly base rent, which increased from $3,109 to $4,909 during 2005 and expires in May 2009. Rent expense was $44,369 and $27,697 for the years ended December 31, 2005 and 2004.

Future minimum rental payments are as follows for the years ending December 31:

2006	$58,910
2007	58,910
2008	58,910
2009	24,546
Total	$201,276

NOTE 5 -  Notes Payable

Notes payable consisted of the following at December 31:

	2005	2004
Note payable, unsecured, interest at 8%, due April 2006,personally guaranteed by a member of the Company.	$250,000	$—

Notes payable, unsecured, interest at 10%, due October 2008, personally guaranteed by a member of the Company.	1,000,000	1,000,000

Notes payable, unsecured, interest at 12%, various due dates through July 2009, certain notes are personally guaranteed by a member of the Company.	19,278,415	12,123,237

Note payable, unsecured, interest at 12.5%, due November 2007.	500,000	500,000

Notes payable, unsecured, interest at 13%, various due dates through December 2009, certain notes are personally guaranteed by a member of the Company.	4,801,300	787,595

Notes payable, unsecured, interest at 14%, various due dates through December 2008, certain notes are personally guaranteed by a member of the Company.	2,086,734	1,594,700

Notes payable, unsecured, interest at 15%, various due dates through June 2008, personally guaranteed by a member of the Company.	11,478,471	1,012,284

Notes payable, unsecured, interest at 17%, due January 2006, personally guaranteed by a member of the Company.	100,000	100,000

Note payable, unsecured, interest at 20%, due June 2006, personally guaranteed by a member of the Company.	1,006,400	—

	2005	2004
Note payable - former member, interest at 12% compounded quarterly, quarterly installments of $15,474, due July 2011, secured by 8,289 Class D membership units at December 31, 2004 and guaranteed by the sole owner of Class A (see Note 9).	$254,455	$283,600
Note payable - paid in full.	—	20,000
Total Notes Payable	$40,755,775	$17,421,416

Future maturities on notes payable are as follows for the years ending December 31:

2006	$13,434,307
2007	10,726,473
2008	14,934,679
2009	1,201,812
2010	383,504
Thereafter	75,000
Total	$40,755,775

The Company increased its funding during 2004 and 2005 by issuing debentures under a private placement pursuant to rules under Regulation D as administered by the United States Securities and Exchange Commission. These debentures are reflected in the above notes payable schedule.

Notes Payable - Related Parties

The Company had a note payable of $3,709,880 and notes payable of $3,662,663 to related parties at December 31, 2005 and 2004.   These notes are included in the above notes payable schedule.  The interest rate on the note payable to a related party at December 31, 2005 is 12% and is personally guaranteed by a member of the Company.  Related party interest payable was $2,473 and $318,801 at December 31, 2005 and 2004. Related party interest expense was $449,164 and $392,500 for the years ended December 31, 2005 and 2004.

NOTE 6 - Line of Credit - Bank

On March 4, 2005, the Company entered into a $1,000,000 line of credit with a bank expiring March 4, 2006.  Interest is payable at the bank’s base rate plus 1% (8.25% at December 31, 2005).  The line of credit is secured by certain assets of the Company, guaranteed by a Company member and entities majority owned by the same Company member, and is subject to certain financial covenants.  Outstanding borrowings were $700,000 at December 31, 2005.

In April 2006, the line of credit was renewed and increased to $2,000,000, expiring April 19, 2007.  Interest is payable monthly at the bank’s base rate plus .5%.

NOTE 7 -  Capital Lease Obligation

The Company leases computer equipment under a capital lease that expires in June 2006. Monthly payments are $134, interest is discounted at 8%, and the obligation is secured by the equipment under lease.  Total cost was $5,500 at December 31, 2005 and 2004 and accumulated amortization was $4,927 and $3,552 at December 31, 2005 and 2004.

Future minimum lease payments for the year ending December 31, 2006 are $806.

NOTE 8 - Member Classes and Rights

Classes

During 2004, the Company amended its member control agreement which allowed the issuance of Class D membership units.

Membership units authorized and issued and outstanding consisted of the following at December 31:

	2005		2004
Class	Authorized	Issued and Outstanding	Authorized	Issued and Outstanding
A	2,000,000	1,378,927	2,000,000	1,328,927
B	500,000	—	500,000	10,012
C	500,000	54,548	500,000	104,548
D	500,000	—	500,000	—
	3,500,000	1,433,475	3,500,000	1,443,487

Rights

Owners of Class A membership units have the sole and exclusive rights to manage the Company and elect members of the Board of Governors. Class B, C and D owners have no management rights. Net income is allocated as determined for federal income tax purposes. Net income is first allocated to Class A and then to Class B, C and D pursuant to the member control agreement. All net losses are allocated to Class A members.

NOTE 9 - Membership Control Agreement

Call Option

The Company is obligated to purchase all of the Class C units on or before January 31, 2007 if the sole owner of Class A has not exercised an option to purchase the Class C units by December 31, 2006.  At December 31, 2005, the sole owner of Class A purchased 50,000 membership units from a Class C member.  The purchase price of Class C membership units is defined in the Membership Control Agreement and at December 31, 2005 that price was $1,791,490 for all outstanding Class C membership units.

In December 2004, the Company reclassified certain Class B units to Class D and entered into a membership redemption agreement with the Class D member. The member sold 8,487 Class D membership units for $290,364 (see Note 5).

NOTE 10 - Commitments and Contingencies

Operating Lease

The Company had leased a vehicle under an operating lease that expired in August 2005.  During August 2005, the Company entered into a vehicle operating lease agreement that expires in July 2008, and requires monthly payments of $654.  Operating lease expense was $6,404 and $5,376 for the years ended December 31, 2005 and 2004.

Future minimum lease payments are as follows for the years ending December 31:

2006	$7,847
2007	7,847
2008	4,578
Total	$20,272

Environmental Protection Laws

The Company may be subject to environmental protection laws with regards to the real estate projects the Company finances. Although environmental laws are not initially the Company’s responsibility, the Company would be subject to these laws if the borrower were to default on the construction loan and the Company repossesses the real estate.

NOTE 11 - Concentrations

At December 31, 2005, the Company had loans with 5 related entities whose loan and accrued interest balances (as a percentage of the total outstanding balances) were 20%, 16%, 13%, 13% and 12%.  Interest and fee income from 4 related entities during 2005 (as a percentage of total interest and fee income earned) were 27%, 22%, 15% and 12%.  At December 31, 2004, the Company had one related entity whose loan and accrued interest balance (as a percentage of the total outstanding balances) was 23%.  Interest and fee income from this entity during 2004 (as a percentage of total interest and fee income earned) was 11%.  Due to the significance of these borrowers, the Company would incur significant losses if these borrowers failed to perform according to the terms of the contracts and the collateral or other security for the amount due proved to be of no value to the Company.  The Company requires a security interest be granted to secure funds that are loaned to these borrowers.  This would enable the Company to acquire rights in the collateral in the event of default.

NOTE 12 - Departure From Accounting Principles Generally Accepted in the United States of America

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46).  In December 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen.  FIN 46R (revised) provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements.  The effective date for FIN 46R was January 1, 2005.

The Company is the primary beneficiary of variable interest entities as determined under the guidance of FIN 46R.  The guidance of FIN 46R calls for the consolidation of the accounts of Heritage Development, Inc. and subsidiaries (HDI), Omni Investment Properties, LLC and affiliates (Omni), Argus, LLC and subsidiaries (Argus), and Hennessey Financial Monthly Income Fund, LP (HFMIF), in order for the Company’s consolidated financial statements to be in conformity with accounting principles generally accepted in the United States of America.

HDI develops and sells residential lots for home construction; Omni invests in and manages residential and commercial real estate; Argus is a builder of multifamily homes; and HFMIF is a real estate financing company.

If the Company had consolidated all of the entities for which it is the primary beneficiary at and for the year ended December 31, 2005, total assets would have been approximately $295 million and total liabilities would have been approximately $283 million at December 31, 2005.  Total equity at December 31, 2005 would have been approximately $12 million, comprised of approximately $5 million of noncontrolling interests and approximately $7 million of controlling interests.  Loss before eliminating noncontrolling interests would have been approximately $700,000 and net income after eliminating noncontrolling interests would have been approximately $2.7 million for the year ended December 31, 2005.